ARTICLES OF AMENDMENT
TO
ARTICLES OF INCORPORATION
OF
CAPTECH FINANCIAL GROUP, INC.
(Document No. P01000000886)

In accordance with Section 607.1006 of the Florida Business Corporation Act, Captech Financial Group, Inc., a Florida profit corporation (the “Corporation”), adopts the following Articles of Amendment to its Articles of Incorporation:

1.    Article I of the corporation’s Articles of Incorporation is deleted in its entirety and the following new Article I shall be inserted in lieu thereof:

“ARTICLE I:
Corporate Name
The name of the corporation is Boo Koo Holdings, Inc.”

2.    A sufficient number of votes were cast for the Amendment at the meeting of the shareholders of the Company held on October 11, 2006. This Amendment was also approved by the Board of Directors by unanimous written consent dated August 9, 2007.

3.    The effective date of this Amendment to the Articles of Incorporation shall be August 10, 2007.

CAPTECH FINANCIAL GROUP, INC.

By:_/s/ Stephen Ruffini
Name: Stephen Ruffini
Title: Chief Financial Officer and Secretary

Dated this 9th day of August, 2007.